Exhibit 99.1

Press Release

Monday, November 17, 2008

For further information, contact

Judy Naus at 651-286-8623

or info@biotelinc.com

Biotel Announces Profitable First Quarter ended September 30, 2008

Minneapolis, November 17, 2008 -- Biotel Inc. (Bulletin Board: BTEL.OB) announced results for its first quarter ended September 30, 2008, with net earnings of $328,000, or $0.11 per diluted share, on revenues of $3,168,000. This compares to net earnings of $170,000, or $0.06 per diluted share, on revenues of $2,751,000 for the first quarter of last year.

Highlights for the first quarter are as follows:

•	Eighth consecutive profitable quarter
•	Net income up 93.1% year over year
•	Strong gross margin of 45.8%, versus 41.7% in the fourth quarter and 45.6% a year ago
•	Strong balance sheet with no long-term bank debt
•	Stockholders’ equity of $5,030,000, up 22.2% year over year

“With strong revenues and good margins in the first quarter of our 2009 fiscal year, our result was exceptionally strong bottom line performance,” Biotel President and CEO Steve Springrose said. “Sales of the Braemar ER920W wireless arrhythmia monitor introduced in the fourth quarter of fiscal year 2008 exceeded our expectations as one of our OEM partners ordered significant quantities of stocking units for inventory and product launch. We expect sales to this customer to continue into the second quarter, but to slow significantly in the second half. Sales of Braemar Hotter devices, event recorders, liposuction equipment, other medical devices and Agility clinical services remained solid. Having received FDA 510(k) approval of our Fusion platform of wireless ECG monitoring products, we are moving steadily toward introduction of our first Fusion product early in calendar 2009. Biotel serves as a development partner to medical corporations seeking new devices and clinical research services.”

	3 months ended September 30, 2008	3 months ended September 30, 2007	% Change
Revenues	$3,168,000	$2,751,000	15.2%
Net Income	$328,000	$170,000	93.1%
Earnings Per Share, Basic	$0.12	$0.06
Earnings Per Share, Diluted	$0.11	$0.06

-End-